UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report – June 12, 2010

(Date of earliest event reported)

QUESTAR CORPORATION

(Exact name of registrant as specified in its charter)

STATE OF UTAH	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433

(Address of principal executive offices)

Registrant’s telephone number, including area code (801) 324-5699

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 12, 2010, the board of directors of Questar Corporation (“Questar” or “we”) formally approved the distribution to Questar’s shareholders (the “Distribution”) of all the shares of common stock, par value $0.01 per share, of our wholly-owned subsidiary QEP Resources, Inc. (formerly Questar Market Resources, Inc.)(“QEP”). QEP generally holds the assets and liabilities associated with our natural gas exploration and production business, including our midstream natural gas gathering and processing business, and our energy marketing business, which we refer to collectively as the “E&P Business.” The Distribution will be made in accordance with our previously announced plan to separate Questar’s E&P Business from Questar’s regulated utility and pipeline businesses and Wexpro Company (“Wexpro”), which we refer to collectively as the “Questar Business.” Upon the Distribution, Questar’s shareholders will own 100% of the QEP common stock.

A copy of the press release announcing the approval of the Distribution is attached hereto as Exhibit 99.1.

In connection with the Distribution, we have entered into the following definitive agreements with QEP that, among other things, set forth the terms and conditions of the Distribution and provide a framework for QEP’s relationship with Questar after the Distribution.

Separation and Distribution Agreement

The Separation and Distribution Agreement (the “Separation Agreement”) sets forth the agreements between QEP and Questar regarding the principal transactions necessary to effect the Distribution.

The Reorganization. Under the terms of the Separation Agreement, Questar and QEP will take all actions necessary to separate the E&P Business from the Questar Business, including the following: (i) QEP will effect a stock split of its common stock so that the number of outstanding shares of QEP common stock is equal to the number of outstanding shares of Questar common stock at the time of the Distribution; (ii) QEP will distribute 100% of the stock of Wexpro to Questar; and (iii) Questar will contribute up to $250 million of equity to QEP.

Conditions to the Distribution. The Distribution is subject to, among other conditions, the satisfaction or waiver by Questar of the following conditions:

•	QEP shall have filed a registration statement on Form 8-A with the Securities and Exchange Commission (“SEC”), and no stop order shall be in effect with respect thereto;

•	the listing of QEP common stock on the NYSE shall have been approved, subject to official notice of issuance;

•

the private letter ruling received on April 28, 2010, as supplemented by the supplemental private letter ruling received on June 8, 2010, from the Internal Revenue Service (the “IRS”) with respect to the Distribution (which ruling must be (and was) in form and substance satisfactory to Questar in our sole discretion), shall remain in effect as of the date of the Distribution (the “Distribution Date”);

•	Questar shall have received an opinion of Latham & Watkins LLP substantially to the effect that the distribution of the stock of Wexpro by QEP to Questar will qualify under section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution, together with Questar’s contribution of up to $250 million to QEP, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

•	any material government approvals and other consents necessary to consummate the Distribution shall have been received;

•	the approval of the Distribution by our board of directors shall not have been revoked or rescinded;

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation Agreement, shall be in effect; and

•	QEP shall have the ability to repay any of its outstanding debt obligations that might become due (or need to be repaid) as a result of the Distribution.

Separation of QEP from Questar. The Separation Agreement provides that, subject to the terms and conditions contained in the Separation Agreement:

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Questar (or one of our subsidiaries) will retain or acquire all of the assets and retain or assume all of the liabilities (including whether accrued, contingent or otherwise) primarily related to our Questar Business, including Wexpro;

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QEP (or one of its subsidiaries) will retain or acquire all of the assets and retain or assume all of the liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of our E&P Business, excluding Wexpro;

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Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document to the extent such liabilities arise out of, or result from, matters related to businesses, operations, assets or liabilities allocated to such party in the separation;

•	Each party or one of its subsidiaries will assume or retain any liabilities relating to, arising out of or resulting from any guarantees relating to its business or secured by its assets;

•	Questar and QEP will each assume certain scheduled contingent liabilities, to the extent primarily related to the Questar Business or the E&P Business, respectively;

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The Parties will use the “Distrigas” formula (a formula currently used to allocate indirect costs between affiliates based on each affiliate’s relative share of labor, property, plant and equipment, and gross margin) to allocate certain “unallocated liabilities,” such as general corporate liabilities for the period prior to the Distribution, including liabilities of Questar and its subsidiaries related to, arising out of or resulting from any actions with respect to the Distribution made or brought by any third party;

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Except as otherwise provided in the Separation Agreement or any ancillary agreement, the parties will be responsible for any costs or expenses (including transaction expenses) incurred in connection with the separation in accordance with the terms of the “Distrigas” formula; and,

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On or before September 1, 2011, each party shall bill the other party for any remaining amounts owed to such party and the owing party shall make a final “true-up” payment for any outstanding amounts owed to such other party.

Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets will be sold on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that (i) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest and (ii) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

Future Claims. The Separation Agreement provides for the formation of a contingent claim committee, which will have the responsibility for determining whether any newly discovered asset or liability is an asset or liability of Questar or QEP, or is an unallocated asset or unallocated liability which is shared as specified above. The contingent claim committee will be comprised of one representative each from Questar and QEP. Resolution of a matter submitted to the contingent claim committee will require the unanimous approval of the representatives.

Intercompany Accounts. The Separation Agreement provides that, generally, intercompany accounts will be scheduled and either (i) repaid in cash at closing, or (ii) continue in effect post-closing, in which case they will be an obligation of the relevant party and shall become a third-party, and not an intercompany, account.

Bank Accounts. The Separation Agreement provides that all QEP bank and brokerage accounts linked to Questar accounts, and all Questar bank and brokerage accounts linked to QEP accounts, will be “de-linked” prior to the Distribution Date. QEP will establish, prior to the Distribution Date, an independent cash management system and accounts to support its activities.

Trademarks. Except as otherwise specifically provided in any ancillary agreement and subject to certain limitations, the Separation Agreement provides that as soon as reasonably practicable after, and in any event no later than six months following the Distribution, each of QEP and Questar will cease using the trademarks and other intellectual property owned by or associated with the other party, with the exception that Questar will grant to QEP a one-year non-exclusive, royalty free and non-transferable license to use certain of Questar’s trademarks in connection with its internal operations of the E&P Business.

Releases. Except as otherwise provided in the Separation Agreement or any ancillary agreement, each party will release and forever discharge the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation of QEP from Questar. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation Agreement or any ancillary agreement.

Indemnification. The Separation Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of QEP’s business with QEP and financial responsibility for the obligations and liabilities of the Questar Business with Questar. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and its officers, directors, employees and agents for any losses arising out of or otherwise in connection with: (i) the liabilities each such party assumed or retained pursuant to the Separation Agreement; (ii) such party’s specified percentage of unallocated liabilities; and (iii) any breach by such party of the Separation Agreement or any ancillary agreement.

Legal Matters. Each party to the Separation Agreement will assume the control of all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against both parties for events that took place prior to, on or after the date of the separation of such party from Questar. The parties shall each be responsible for their respective share of all out-of-pocket costs and expenses related thereto.

Insurance. The Separation Agreement provides for the allocation among the parties of benefits under existing insurance policies for occurrences prior to the separation and sets forth procedures for the administration of insured claims. In addition, the Separation Agreement allocates among the parties the right to proceeds and the obligation to incur deductibles under certain insurance policies. In addition, the Separation Agreement provides that Questar will obtain, subject to the terms of the agreement, certain directors and officers insurance policies to apply against certain pre-separation claims, if any.

Further Assurances. To the extent that any transfers contemplated by the Separation Agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers as promptly as practicable following the date of the separation. In addition, the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution. In the event of any dispute arising out of the Separation Agreement, the general counsel or chief legal officer of each of the parties will negotiate for a reasonable period of time to resolve any disputes among the parties. If the parties are unable to resolve disputes in this manner, the disputes will be resolved through binding arbitration.

Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees.

Employee Matters Agreement

The Employee Matters Agreement sets forth the agreements between QEP and Questar to allocate liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Distribution. These plans and programs include, without limitation, existing qualified retirement obligations, existing health, welfare, and fringe benefit obligations, the treatment of outstanding Questar equity awards, outstanding annual and long-term incentive awards, existing severance obligations, and existing non-qualified deferred compensation obligations. The following is a summary of the material terms of the Employee Matters Agreement:

Establishment of QEP Benefit Plans. In connection with the Distribution, QEP expects to adopt, for the benefit of its employees and former employees, a variety of compensation and employee benefits plans that are generally comparable in the aggregate to those provided to employees immediately prior to the Distribution. With certain possible exceptions, the Employee Matters Agreement provides that as of the close of the Distribution, QEP employees will generally cease to be active participants in, and QEP will generally cease to be a participating employer in, the benefit plans and programs maintained by Questar.

Service Credit. In general, QEP will credit each of its employees with his or her service with Questar prior to the Distribution for all purposes under benefit plans maintained by QEP, to the extent that the employees received service credit under the corresponding Questar plans and such crediting does not result in a duplication of benefits.

Liabilities for Compensation and Benefits. As of the Distribution Date, except as specifically provided therein, QEP generally will assume, retain and be liable for all wages, salaries, welfare, incentive compensation and employee-related obligations and liabilities for all current and former employees of its business. Questar will generally retain responsibility for, and will pay and be liable for, all wages, salaries, welfare, incentive compensation and employment-related obligations and liabilities with respect to former Questar employees not associated with QEP’s business and current Questar employees who are not otherwise transferred to employment with QEP in connection with the Distribution. The following is a summary overview of the proposed treatment of certain employee benefits:

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Defined Benefit Pension Plan. The assets and liabilities held in trust attributable to active QEP employees who are participants under the Questar Retirement Plan as of the Distribution Date will be apportioned to the trust of a defined benefit pension plan established by QEP. Certain active QEP employees will cease to accrue benefits under such defined benefit pension plan as of the Distribution Date and will be eligible to participate in a nonqualified deferred compensation plan established by QEP that takes into account the retirement benefits that such employees would have received under the defined benefit pension plan on or after the Distribution Date. The Questar Retirement Plan will retain all liabilities with respect to former QEP employees who are participants therein as of the Distribution Date.

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401(k) Plan. Account balances held in trust attributable to all active QEP employees under the Questar Employee Investment Plan will be apportioned to the trust of a 401(k) plan established by QEP. The Questar Employee Investment Plan will retain the account balances attributable to former QEP employees as of the Distribution Date.

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Health and Welfare Plans. QEP will establish health and welfare plans that provide benefits which are substantially comparable, in the aggregate, to those provided under the health and welfare plans maintained by Questar.

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Retiree Medical and Life Insurance Benefits. QEP will establish a health and welfare plan that provides retiree medical and life insurance benefits to those QEP employees who are eligible for retiree medical and life insurance benefits under the Questar plan as of the Distribution Date which are substantially comparable, in the aggregate, to those provided under the Questar plan.

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Nonqualified Retirement Plans. QEP will establish nonqualified deferred compensation plans for the benefit of active QEP employees who either have account balances or accrued benefits or were eligible to participate under each of the Questar nonqualified plans immediately prior to the Distribution Date (with terms that are substantially comparable, in the aggregate, to those under the Questar plans). In addition, QEP will cause the nonqualified deferred compensation plan to provide an enhanced supplemental retirement benefit that is based on the retirement benefit that certain QEP employees who were participants in Questar’s Supplemental Executive Retirement Plan would have received under the defined benefit pension plan established by QEP had they continued to accrue benefits thereunder on or after the Distribution Date (as described above). QEP’s nonqualified plans will assume the liability with respect to active QEP employees who are participants in the Questar nonqualified plans as of the Distribution Date. The Questar nonqualified plans will retain all liabilities with respect to former QEP employees who are participants therein as of the Distribution Date.

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Equity Awards. Outstanding stock options and restricted stock awards to purchase Questar stock immediately prior to the Distribution Date will be adjusted and bifurcated into stock options and restricted stock awards to purchase Questar and QEP stock, respectively, for employees of both companies. The vesting of such awards will not accelerate by reason of the Distribution and each company’s equity plan will provide that service with the other will count as service with it for the purpose of determining vesting and termination dates under its equity plan. QEP will adopt a long-term stock incentive plan with terms that are substantially comparable, in the aggregate, to those under the Questar long-term stock incentive plan.

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Annual Cash Incentive Awards. QEP will establish annual cash incentive plans for the benefit of QEP employees with terms that are substantially comparable, in the aggregate, to those under the Questar annual cash incentive plans. With respect to the outstanding awards granted under Questar’s annual cash incentive plan for the year ended December 31, 2010, QEP will assume the liability for such awards granted to QEP employees and Questar will retain the liability for such awards granted to Questar employees as of the Distribution Date.

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Long-Term Cash Incentive Awards. With respect to the outstanding awards granted under Questar’s long-term cash incentive plan, QEP will assume the liability for such awards granted to QEP employees and Questar will retain the liability for such awards granted to Questar employees. Outstanding awards granted to each QEP employee for the 2009-2011 and 2010-2012 performance periods will, as of the Distribution Date, be converted from an award payable in cash to an award of restricted shares of QEP stock to be granted under QEP’s long-term stock incentive plan. Outstanding awards granted to each Questar employee for the 2009-2011 and 2010-2012 performance periods will, as of the Distribution Date, be converted from an award payable in cash to an award of restricted shares of Questar stock to be granted under Questar’s long-term stock incentive plan. QEP will establish a long-term cash incentive plan with terms that are substantially comparable, in the aggregate, to those under the Questar long-term cash incentive plan.

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Severance Plan. QEP will establish an executive severance plan for the benefit of QEP executives with terms that are substantially comparable, in the aggregate, to those under the Questar executive severance plan.

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Executive Compensation Arrangements. Certain executives who are currently employees of Questar will cease to be employees of Questar and become executives and employees of QEP as of the Distribution Date. QEP may enter into an employment agreement or other compensatory arrangement with any such executive and be responsible for all liabilities and obligations thereunder following the Distribution Date. Questar will cease to have any liability or obligation under any employment agreement or other compensatory arrangement with respect to any such executive following the Distribution Date.

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Director Deferred Compensation Plan. QEP will establish a nonqualified deferred compensation plan for the benefit of its directors who have account balances or were eligible to participate in Questar’s deferred compensation plan for directors immediately prior to the

Distribution Date (with terms that are substantially comparable, in the aggregate, to those under the Questar plan). The QEP deferred compensation plan for directors will assume any liabilities under the Questar deferred compensation plan for directors who are participants in the Questar plans as of the Distribution Date.

Allocation of Corporate Liabilities as of Distribution Date. QEP will remain liable for its a share of any compensation or benefits earned or accrued by certain corporate employees and retirees of QEP or Questar under any Questar compensation and benefit plan through and including the Distribution Date even if paid to such employee or retiree after such date. Except as otherwise provided in the Employee Matters Agreement, the allocation will be made in accordance with the terms of the “Distrigas” formula.

Tax Matters Agreement

The Tax Matters Agreement (the “Tax Matters Agreement”) governs QEP’s and Questar’s respective rights, responsibilities, and obligations after the Distribution with respect to the filing of tax returns and the payment of taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the Distribution to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code.

In addition, the Tax Matters Agreement generally obligates both QEP and Questar to comply with the representations made in the IRS private letter ruling and in the tax opinion of Latham & Watkins LLP and not to take any action (except as expressly provided in the Tax Matters Agreement) that is inconsistent with or could otherwise affect the qualification of the Distribution as a tax-free distribution under Code Sections 368(a)(1)(D) and 355. If such qualification is disallowed, in whole or in part, then any liability for taxes as a result of such disallowance shall be divided between Questar and QEP in proportion to their respective fair market values as of the Distribution Date (as defined below) ; provided that if the failure to satisfy the requirements of Code Sections 368(a)(1)(D) and 355 is solely the result of action taken by either Questar or QEP subsequent to the Distribution, including acquisitions of the stock of Questar, QEP or Wexpro which violate the requirements of Code Section 355(e), the responsible party shall be fully liable for and shall indemnify the other party against any taxes resulting from such failure.

Transition Services Agreement

The Transition Services Agreement (the “Transition Services Agreement”) provides that if the Distribution occurs, Questar and QEP will provide certain services to each other for a specified period following the Distribution. The services to be provided by Questar to QEP generally include services related to human resources, including benefits and information systems, services for insurance management, SEC reporting, Form 4 administration, financial matters (including income taxes, internal audits, tax preparation, treasury and cash management services and enterprise portfolio matters), stock option administration and FERC compliance. The services to be provided by QEP to Questar generally include services related to medical plan administration and environmental services for Wexpro. The recipient of any services will generally pay an agreed upon arm’s length service charge and reimburse the provider any out-of-pocket expenses, including the cost of any third-party consents required. The Transition Services Agreement will generally require the services to be provided until the earlier of (i) December 31, 2011, or (ii) such earlier date (per service) on twenty days written notice prior to the first day of the following month, after which time the obligation to provide such services will terminate.

Copies of the Separation Agreement, Employee Matters Agreement, Tax Matters Agreement and Transition Services Agreement are incorporated herein by reference as Exhibits 2.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K, and statements herein regarding such agreements are qualified by reference to the complete agreements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement for Mr. Keith O. Rattie

On June 12, 2010, the Questar board of directors approved the terms and conditions of a separation agreement with Mr. Keith O. Rattie.

Pursuant to the separation agreement, effective as of the consummation of the Distribution (the “termination date”), Mr. Rattie’s employment with Questar and its affiliates will be terminated. However, Mr. Rattie will continue to serve as a member of Questar’s board of directors. Provided that Mr. Rattie is employed by Questar immediately prior to the Distribution and subject to the effectiveness of a general release of claims against Questar and other related parties, Mr. Rattie will receive the following benefits pursuant to the terms of the separation agreement:

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A single lump sum cash payment in the amount of $4,647,525, less any amounts for federal, state, local or foreign taxes required to be withheld pursuant to any applicable law or regulation, which shall be paid on the later of the date of the termination date or the eighth day following Mr. Rattie’s delivery of the general release of claims; provided, however, that should the parties determine that this payment is subject to taxes or penalties imposed under Code Section 409A, such payment will be delayed until the date that is six months after the date of Executive’s termination; and

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Any unvested stock options and restricted stock awards granted to Mr. Rattie under the Questar Corporation Long-Term Stock Incentive Plan and held by Mr. Rattie immediately prior to the Distribution will vest on the termination date.

The benefits described above are in lieu of any other compensation or benefits that might be payable to Mr. Rattie under any and all employment agreements, incentive plans, separation agreements, severance plans or severance agreements between Questar and Mr. Rattie.

In addition, provided that Mr. Rattie remains employed by Questar immediately prior to the Distribution and executes and does not revoke the general release of claims, the separation agreement provides that Mr. Rattie will receive a single lump sum recognition bonus payment of $1,500,000, which shall be payable on the later of the termination date or the eighth day following Mr. Rattie’s delivery of such release.

Further, the separation agreement provides that Mr. Rattie will remain subject to the restrictive covenants set forth in his employment agreement with Questar, dated as of February 1, 2004; provided, however, that such employment agreement shall otherwise be terminated and cease to be of further force or effect. Mr. Rattie will not be entitled to any additional payments or benefits in connection with his employment with Questar or the termination of such employment. For the avoidance of doubt, immediately prior to the Distribution, Mr. Rattie’s outstanding cash awards under the Questar Corporation Long-Term Cash Incentive Plan will be cancelled and will not be converted into Questar restricted stock awards (as described below).

This description of the separation agreement between Questar and Mr. Rattie is qualified in its entirety by the terms of the separation agreement, a copy of which is attached as Exhibit 10.4 and is incorporated herein by reference.

Director Compensation Package for Mr. Rattie

Effective or before the consummation of the Distribution, Mr. Rattie will continue as chairman of Questar’s board of directors. In addition to the annual retainers and fees that are payable to a non-employee member of Questar’s board of directors, Mr. Rattie will be paid an annual retainer of $200,000, payable in quarterly installments of $50,000 as of the last day of each calendar quarter, subject to proration for the portion of the quarter that Mr. Rattie served on the Questar board as a non-employee director. In addition, subject to the consummation of the Distribution, under the Questar Corporation Long-Term Stock Incentive Plan, Mr. Rattie will be granted a number of restricted stock units determined by dividing $1,000,000 by the fair market value of a share of Questar’s common stock on the date of grant, and dividend equivalents on such restricted stock units with respect to the ordinary quarterly cash dividends paid on Questar’s common stock, according to the terms and conditions set forth in an award agreement. Subject to Mr. Rattie’s continued service on Questar’s board of directors, the restricted stock units and associated dividend equivalents will vest ratably on an annual basis over three years, subject to accelerated vesting upon certain events as set forth in the award agreement.

Departure of Questar Board Members

Effective as of the consummation of the Distribution, each of Messrs. James A. Harmon, Robert E. McKee, III, Phillips S. Baker, Jr., L. Richard Flury, M.W. Scoggins and Charles B. Stanley will cease to serve as members of the board of directors of Questar. Each of these directors will continue to serve on the board of directors of QEP.

Departure of Messrs. Charles B. Stanley and Richard J. Doleshek

Effective as of the consummation of the Distribution, each of Messrs. Charles B. Stanley (Executive Vice President & Chief Operating Officer) and Richard J. Doleshek (Executive Vice President & Chief Financial Officer) will cease to be employed by Questar and its affiliates and will become employed by QEP pursuant to the terms and conditions set forth in an employment agreement by and between QEP, Questar and the respective executive which shall, upon its effectiveness, supersede and replace the executive’s current employment agreement with Questar in its entirety.

Appointment of Messrs. Ronald W. Jibson and Martin H. Cravin

Effective as of the consummation of the Distribution, Mr. Ronald W. Jibson will be named President and Chief Executive Officer of Questar and Mr. Martin H. Craven will be named Chief Financial Officer of Questar.

Mr. Jibson, age 57, most recently served as President and CEO of Questar Gas Company and Senior Vice President of Questar Corporation. As President of Questar Gas, he was responsible for distribution of natural gas services to approximately 900,000 customers in Utah, Southern Idaho and Southwestern Wyoming. Previously, Mr. Jibson held the positions of Executive Vice President, Vice President of Operations, General Manager of Operations and Director of Engineering. He has been with Questar Corporation for the past 30 years where he started as a design engineer.

Mr. Craven, age 58, most recently served as Vice President, Finance and Treasurer of Questar. Mr. Craven is a certified public accountant and joined Questar in 1990. He has previously held the positions of treasurer and director of investor relations. Prior to joining Questar, he served as treasurer of Bonneville Pacific Corporation—an independent power producer; assistant treasurer of Utah Power and Light Company – a predecessor to Rocky Mountain Power; and as an accountant with Haskins & Sells CPAs in Salt Lake City, Utah.

There is no family relationship between Messrs. Jibson and Craven and any director or executive officer of Questar, there is no arrangement or understanding between Messrs. Jibson and Craven and any other person pursuant to which they were elected as officers of Questar, and there is no transaction between Messrs. Jibson and Craven and Questar that would require disclosure under Item 404(a) of Regulation S-K.

Grants of Restricted Stock Under Long-Term Stock Incentive Plan

On June 12, 2010, the board of directors of Questar approved the grants of restricted stock under the Questar Corporation Long-Term Stock Incentive Plan to key contributors to the QEP spin-off, including grants to the executive officers listed below. The vesting schedule of the restricted stock grants extends over a three-year period, starting two years after the date of grant with one third of the shares vesting in each of the remaining years, subject to the executive officer’s continued employment with Questar.

Questar Officers	Job Title	Restricted Stock Value*
Ronald W. Jibson	President and Chief Executive Officer	$900,000
Thomas C. Jepperson	Executive Vice President, General Counsel and Corporate Secretary	$450,000
Martin H. Craven	Vice President and Chief Financial Officer	$250,000

*	The number of restricted shares of Questar common stock to be granted to each executive officer listed above will be determined by dividing the Restricted Stock Value (as indicated above) by the fair market value of a share of Questar common stock on the date of grant, expected to be on or about July 1, 2010.

Conversion of Cash Awards to Restricted Stock under Long-Term Cash Incentive Plan

In connection with the Distribution and pursuant to the terms of the Employee Matters Agreement, each outstanding cash award granted to an employee of Questar under the Questar Corporation Long-Term Cash Incentive Plan for each of the 2009-2011 and 2010-2012 performance periods will be converted to an award of restricted stock to be granted under the Questar Corporation Long-Term Stock Incentive Plan pursuant to the formula set forth in the Employee Matters Agreement, and subject to such terms and conditions set forth in the plan and an applicable restricted stock award agreement thereunder.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 12, 2010, the Questar board of directors approved an amendment to Questar’s Amended and Restated Bylaws (the “Bylaws”) to change the number of directors on the Board from nine to thirteen directors to six to eleven directors. A copy of the amendment to the Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference and made a part hereof.

Item 5.04.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On May 24, 2010, Questar received notice from the plan administrator of the Questar Corporation Employee Investment Plan informing it that activity in the Questar Stock Fund under the plan may be closed for participant transactions (i.e., investment election changes, loans, distributions and withdrawals) as a result of the Separation. This Item 5.04 updates the information filed in Item 5.04 of the Questar Current Report on Form 8-K filed with the SEC on May 24, 2010, to provide the dates of the blackout period. The blackout period will begin on June 14, 2010 and is expected to last for two to three weeks thereafter. On June 12, 2010, Questar sent a revised notice to its directors and executive officers with the start date of the blackout period, updating the notice originally sent on May 28, 2010.

A copy of the notice is attached hereto as Exhibit 99.2 and is incorporated herein by reference. During the blackout period and for a two-year period thereafter, information about the actual beginning and ending dates of the blackout period may be obtained, without charge, by contacting Questar Corporation, Attention: Thomas C. Jepperson; P.O. Box 45433, Salt Lake City, UT 84145-0433; telephone: 801-324-5000.

Item 8.01	Other Events

Questar Spin-off of QEP Resources, Inc.

The Distribution described in Item 1.01 above is expected to occur at 11:59 p.m. New York City time on June 30, 2010, by way of a pro rata dividend to our shareholders of record as of the close of business on June 18, 2010, the record date of the Distribution. Each Questar shareholder will be entitled to receive one (1) share of QEP common stock for each one (1) share of Questar common stock held by such shareholder at the close of business on the record date of the Distribution. Questar shareholders holding fractional shares will also receive an equivalent number of QEP fractional shares. For additional information about QEP common stock, see “General—Common Stock” in Item 5.03 of the Current Report on Form 8-K filed by QEP with the SEC on May 24, 2010. Shareholder approval of the Distribution is not required.

Following the Distribution, Questar shareholders will own shares in both Questar and QEP. The number of Questar shares held by Questar shareholders will not change as a result of the Distribution. Questar’s common stock will continue to trade on the New York Stock Exchange under the symbol “STR.” QEP has applied to have its common stock listed on the New York Stock Exchange under the ticker symbol “QEP.”

Unaudited pro forma consolidated financial information for Questar, as derived from the historical financial statements of Questar and adjusted to give effect the distribution of QEP common stock to Questar’s shareholders (but excluding Wexpro), is attached to this Current Report on Form 8-K as Exhibit 99.3.

Our Post-Separation Structure

After the separation, Questar will continue to be a natural gas-focused energy company, focusing on cost-of-service natural gas development and production, nterstate natural gas transportation and storage, and retail natural gas distribution through three principal subsidiaries:

•	Wexpro Company, which manages, develops and produces cost-of-service reserves for Questar Gas Company, and which was distributed to us by QEP in connection with the separation;

•	Questar Pipeline Company, which provides interstate natural gas transportation and storage and other energy services; and

•	Questar Gas Company, which provides retail natural gas distribution services in Utah, Wyoming and Idaho.

Set forth below are simplified diagrams of Questar prior to the separation and of Questar and QEP after the separation.

Existing Structure

Post-Separation

Reasons for the Separation

Our board of directors believes that the separation of our exploration and production and gathering and processing businesses from our regulated utility and pipeline businesses and Wexpro will create significant value for shareholders. We believe the separation will reduce complexity and provide investors the opportunity to invest individually in each of our separated companies. We believe this transaction will improve strategic, operational, and financial “fit and focus” for both QEP and Questar. Although there can be no assurance, we believe that, over time, Questar common stock and the common stock of QEP should achieve a greater aggregate market value, assuming the same market conditions and continued good execution, than would be achieved in our current conglomerate configuration. We believe the separation allows Questar and QEP to better focus on their two very different industry segments. We believe QEP will appeal to E&P investors who are less attracted by dividends and who are more willing to accept higher risk and higher stock-price volatility in return for higher growth potential. After the separation, we believe Questar will appeal to more risk-averse investors who focus on the predictability of earnings, dividend payout, and dividend growth. The separation will allow the management of each company to develop and implement corporate, strategic, and financial policies appropriate for these two very different shareholder groups.

Following are some of the opportunities and benefits that our board of directors considered in approving the separation:

•

Allows QEP to pursue a higher growth strategy. We believe that QEP has the assets, the people, and the capability to grow reserves and production at higher rates over time than could be achieved as part of the pre-separation conglomerate. While there can be no guarantees, historically, E&P companies that deliver higher reserves and production growth tend to receive higher market valuation multiples. A higher valuation multiple would make QEP equity a more attractive option for funding future growth.

•

Facilitates QEP equity offerings. Prior to the separation, we believed that utility investors in our shareholder base would react negatively to the near-term dilution associated with the issuance of new shares, thus constraining our ability to issue equity to fund growth opportunities in our E&P business. We believe that pure E&P investors are more tolerant of periodic equity offerings when the proceeds are used to fund appropriate growth strategies. Also, we believe that QEP’s equity “currency” would have higher value and thus enable QEP to raise more funds per share than if QEP attempted to sell shares to the public as a subsidiary of Questar.

•

Facilitates QEP debt offerings and a lower cost of capital for Questar. QEP’s ability to borrow money is currently limited by the preference to maintain “investment grade” credit ratings for the debt securities issued by Questar’s Business. After the separation, QEP’s ability to raise debt financing is expected to be substantially expanded because QEP will no longer be limited by Questar’s need to maintain investment grade credit ratings. While there can be no assurance, we believe this transaction may lower the cost of debt and thus the cost of capital for Questar due to improved credit ratings.

•

Allows Questar to pursue strategies and adopt financial policies consistent with its intent to attract yield-oriented investors. As part of the conglomerate, each company has to compete internally for capital with businesses operating in other industry sectors. These capital allocation decisions often required a tradeoff between funding higher potential return but higher-risk E&P growth, and funding lower-return but lower-risk growth projects in Questar Pipeline and Questar Gas. Further, the need to deploy significant capital to sustain growth in our E&P business precluded dividend-growth policies necessary to attract yield-oriented investors. After the separation, Questar expects to have the flexibility to pay a higher dividend and grow the dividend at a faster rate.

•

Allows each company to create more effective management incentive and reward systems. We believe the separation will enhance each company’s efforts to attract, motivate, and retain the workforce necessary to be a top-tier company in each company’s respective industry segment. The separation will allow the creation of equity securities for each of the companies with a value that is expected to reflect more closely the efforts and performance of each company’s management. Such equity securities should enable each company to provide incentive compensation arrangements for its key employees that are directly related to the market performance of each company’s common stock.

In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, we cannot assure investors that, following the separation, any of these opportunities or benefits will be realized to the extent anticipated or at all.

General Information for Existing Shareholders

All of the shares of QEP common stock owned by Questar, which will be 100% of QEP common stock outstanding immediately prior to the Distribution, will be distributed to our shareholders. Based on approximately 175.1 million shares of Questar common stock outstanding on June 14, 2010, and the distribution ratio of one share of QEP common stock for each one (1) share of Questar common stock, approximately 175.1 million shares of QEP common stock will be distributed to Questar shareholders. Questar shareholders holding fractional shares will receive an equivalent number of QEP fractional shares.

On the Distribution Date, we, with the assistance of Wells Fargo Bank, N.A., the distribution agent, will electronically issue shares of QEP common stock to our shareholders or to their bank or brokerage firm on their behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to shareholders, as is the case in this Distribution. No physical stock certificates of QEP will be issued to our shareholders. Our shareholders will not be required to make any payment, surrender or exchange their shares of Questar common stock or take any other action to receive their shares of QEP common stock. The distribution and transfer agent is Wells Fargo Bank, N.A., 161 N. Concord Exchange, South St. Paul, MN 55075, (651) 306-4402.

If our shareholders sell shares of Questar common stock in the “regular-way” market through the Distribution Date, such shareholders will be selling their rights to receive shares of QEP common stock in the Distribution. If Questar shareholders decide to sell any shares of Questar before the Distribution, they should make sure their stockbroker, bank or other nominee understands whether they want to sell their Questar common stock or their entitlement to QEP common stock pursuant to the Distribution or both.

Following the Distribution, shareholders may request that their shares of QEP common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge. Beneficial shareholders that hold shares through a brokerage firm will receive additional information from their brokerage firms shortly after the Distribution Date.

Shortly after the Distribution is completed, Questar will provide U.S. taxpayers with information to enable them to compute their tax basis in both Questar and QEP shares. Generally, a shareholder’s aggregate basis in the stock held in Questar and QEP shares received in the Distribution will equal the aggregate basis of Questar common stock held by such shareholder immediately before the Distribution, allocated between such shareholder’s Questar common stock and the QEP common stock received in the Distribution in proportion to the relative fair market value of each on the Distribution Date.

As a result of the Distribution, we expect the trading price of shares of Questar common stock immediately following the Distribution to be lower than the trading price immediately prior to the Distribution because the trading price will no longer reflect the value of the E&P Business. Furthermore, until the market has fully analyzed the value of Questar without the E&P Business, the market price of a share of Questar common stock may fluctuate significantly. In addition, although Questar believes that over time following the separation, the common stock of Questar and QEP could have a higher aggregate market value, assuming the same market conditions, than if Questar were to remain under its current configuration, there can be no assurance that this will be true, and the combined trading prices of one share of Questar common stock and a share of QEP common stock after the Distribution may be equal to, greater than, or less than the trading price of a share of Questar common stock before the Distribution.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and through the Distribution Date, QEP and Questar expect that there will be two markets in Questar common stock: a “regular-way” market and an “ex-distribution” market. Shares of Questar common stock that trade on the regular way market will trade with an entitlement to shares of QEP common stock distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of QEP common stock distributed pursuant to the Distribution. Therefore, if a shareholder sells shares of Questar common stock in the “regular-way” market through the Distribution Date, such shareholder will be selling its right to receive shares of QEP common stock in the Distribution. If a shareholder owns shares of Questar common stock at the close of business on the record date and sells those shares on the “ex-distribution” market through the Distribution Date, such shareholder will still receive the shares of QEP common stock that it would be entitled to receive pursuant to its ownership of the shares of Questar common stock on the record date.

QEP and Questar anticipate that a limited market, commonly known as a “when-issued” trading market, for QEP common stock will develop on or shortly before the record date for the Distribution and will continue up to and through the Distribution Date, and we anticipate that “regular-way” trading of QEP common stock will begin on the first trading day following the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of QEP common stock that will be distributed to Questar shareholders on the Distribution Date and all such transactions will settle only after the Distribution Date. If a shareholder owns shares of Questar common stock at the close of business on the record date, such shareholder would be entitled to shares of QEP common stock distributed pursuant to the Distribution. Shareholders may trade this entitlement to shares of QEP common stock, without trading the shares of Questar common stock they own, on the “when-issued” market. On the first trading day following the Distribution Date, “when issued” trading with respect to QEP common stock will end and “regular-way” trading will begin.

Employee Stockholder Matters

If employees hold shares of Questar common stock in the Questar Dividend Reinvestment and Stock Purchase Plan (the “Reinvestment Plan”), Questar’s share purchase and dividend reinvestment plan, the shares of QEP common stock such persons would receive in the Distribution will be distributed to them in a direct registration position with Wells Fargo Shareowner Services, Questar’s transfer agent. Instructions will be provided on how to transfer such shares to a different account.

Questar sponsors a 401(k) plan, known as the Questar Employee Investment Plan, as amended and restated effective January 1, 2009 (the “Questar EIP”) which permits eligible employees to purchase shares of Questar common stock or other investments through payroll deduction. In connection with the Distribution, account balances held in trust attributable to all active QEP employees under the Questar EIP will be apportioned to the trust of QEP’s EIP, the terms of which plan will generally be comparable in the aggregate to the Questar EIP. The Questar EIP will retain the account balances attributable to former QEP employees as of the Distribution Date. If shares of Questar common stock are held in and employee’s account in the Questar EIP, shares of QEP common stock will be distributed to such employee’s account in respect of the previously held shares of Questar common stock. Accordingly, following the Distribution, QEP’s EIP and the Questar EIP initially will continue to hold shares of both Questar and QEP common stock.

Questar has issued stock options and restricted stock awards to certain officers, directors and employees under the Questar Long-Term Stock Incentive Plan, as amended and restated effective May 18, 2010 (the “Questar LTSIP”). If an officer, director or employee holds stock options or restricted stock awards that are outstanding as of the Distribution Date, then certain adjustments will be made to such awards in order to generally preserve the benefits or potential benefits intended to be made available under the Questar LTSIP. All such stock options will be adjusted into two separate options, one relating to Questar common stock and one relating to QEP common stock. Each holder of Questar restricted stock will be issued additional restricted shares of QEP common stock (e.g., as with other Questar shareholders, one share of QEP common stock will be issued for each restricted share of Questar common stock).

Other Employee Matters

As a result of the Distribution, Questar may enter into or amend certain employment, severance or other similar agreements providing for compensation and other benefits with any of its current or former employees. In addition, the employment relationship between certain individuals and their current employer, QEP or Questar, may be modified in connection with the Distribution.

When structuring compensation, QEP and Questar consider the implications of Code Section 162(m) which generally precludes the employer from deducting compensation paid in excess of $1 million per year to certain executive officers for federal income tax purposes, except for certain qualified performance-based compensation. QEP and Questar may amend or modify the performance targets and other terms and conditions with respect to outstanding awards under any incentive compensation plan as a result of the transaction which may cause such awards to not be treated as qualified performance-based compensation under Code Section 162(m).

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the Distribution to us, our shareholders and QEP. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative interpretations and pronouncements of the IRS (including interpretations and pronouncements expressed in private letter rulings that are binding on the IRS only with respect to the particular taxpayers that received the rulings), all as in effect as of the date of this Current Report on Form 8-K. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below.

This discussion is limited to holders of Questar common stock that are U.S. holders, as defined below, that hold their shares of Questar common stock as a “capital asset” within the meaning of Section 1221 of the Code (for example, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies and certain financial institutions;

•	partnerships and other pass-through entities;

•	regulated investment companies and real estate investment trusts;

•	dealers, brokers or traders in securities or currencies;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	holders subject to alternative minimum tax;

•	tax-exempt organizations;

•	holders who are not U.S. holders;

•	tax deferred or other retirement accounts;

•	holders who acquired Questar common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

•	persons holding the Questar common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Questar common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and all substantial decisions of which are controlled by one or more U.S. persons or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Questar common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Questar common stock should consult its tax advisor regarding the tax consequences of the Distribution.

We have received a private letter ruling from the IRS to the effect that, among other things, the Distribution, and certain related transactions, will qualify for tax-free treatment under the Code. Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether the Distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Questar that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling.

In addition, we expect to receive an opinion from Latham & Watkins LLP substantially to the effect that, among other things, the Distribution and certain related transactions will qualify for tax-free treatment under the Code. This opinion will address all of the requirements necessary for the Distribution and certain related transactions to qualify for tax-free treatment under the Code and will be based on, among other things, certain assumptions and representations made by Questar and QEP, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached in such opinion. In addition, the opinion will rely on the IRS private letter ruling as to matters covered by the ruling. This opinion will be based on the law in effect on the date of the opinion. The opinion will not be binding on the IRS or the courts, and Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

On the basis of the private letter ruling we have received and the opinion we expect to receive:

•	A Questar shareholder will not recognize any income, gain or loss as a result of the receipt of QEP common stock in the Distribution.

•	A Questar shareholder’s holding period for QEP common stock received in the Distribution will include the period for which that shareholder’s Questar common stock was held.

•

A Questar shareholder’s tax basis in QEP common stock received in the Distribution will be determined by allocating to that common stock, on the basis of the relative fair market values of Questar common stock and QEP common stock at the time of the Distribution, a portion of the shareholder’s basis in his or her Questar common stock. A Questar shareholder’s basis in his or her Questar common stock will be decreased by the portion allocated to QEP common stock. Within a reasonable period of time after the Distribution, Questar will provide its shareholders who receive QEP common stock pursuant to the Distribution with information for calculating their tax bases in QEP common stock and Questar common stock.

•	Neither QEP nor Questar will recognize a taxable gain or loss as a result of the Distribution.

If the Distribution and certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, QEP would recognize taxable gain with respect to the distribution of Wexpro stock to Questar in an amount equal to the excess of the fair market value of the Wexpro common stock over QEP’s tax basis therein, i.e., as if QEP had sold the Wexpro common stock in a taxable sale for its fair market value. Similarly, Questar would recognize taxable gain with respect to its distribution of QEP common stock to the Questar shareholders in an amount equal to the excess of the fair market value of QEP common stock over Questar’s tax basis therein. In addition, the receipt by Questar’s shareholders of QEP common stock would be a taxable distribution, and each shareholder that participated in the Distribution would be treated as receiving a distribution equal to the fair market value of QEP common stock that was distributed to such shareholder. Such a distribution would constitute a dividend for U.S. federal income tax purposes to the extent paid from Questar’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as a dividend would constitute a return of capital and would first be applied against and reduce a shareholder’s tax basis in the Questar common stock, but not below zero. Any excess would be treated as gain realized on the sale or other disposition of the Questar common stock.

Even if the Distribution and certain related transactions otherwise qualify for tax-free treatment under the Code, the Distribution and certain related transactions may be disqualified as tax-free to Questar and QEP and would result in a significant U.S. federal income tax liability to Questar (but not to holders of Questar common stock) under Section 355(e) of the Code if the Distribution and certain related transactions were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value in Questar or QEP. For this purpose, any acquisitions of Questar’s stock or QEP’s stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although we or QEP may be able to rebut that presumption. The process for determining whether a prohibited acquisition has occurred under the rules described in this paragraph is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Questar or QEP might inadvertently cause or permit a prohibited change in the ownership of Questar or QEP to occur, thereby triggering tax to Questar and QEP, which could have a material adverse effect. If such an acquisition of QEP stock or Questar’s stock triggers the application of Section 355(e), Questar would recognize taxable gain equal to the excess of the fair market value of QEP common stock held by Questar immediately before the Distribution over Questar’s tax basis in QEP common stock and QEP would recognize taxable gain equal to the excess of the fair market value of the Wexpro common stock over QEP’s tax basis therein, but the Distribution would still be tax-free to Questar shareholders. QEP would similarly recognize such gain if QEP’s distribution of Wexpro to Questar was deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value in Wexpro.

Under the Tax Matters Agreement, Questar may be required to indemnify QEP against all or a portion of the taxes incurred by Questar and QEP in the event the Distribution and certain related transactions were to fail to qualify for tax-free treatment under the Code, including all taxes resulting from the failure to satisfy the requirements of Code Sections 368(a)(1)(D) and 355 resulting from action taken solely by Questar subsequent to the Distribution, including acquisitions of Questar’s stock or Wexpro’s stock which violate the requirements of Code Section 355(e). Please see Item 1.01 of this Report on Form 8-K for a more detailed discussion of the Tax Matters Agreement.

Treasury Regulations require Questar shareholders that own five percent (by vote or value) of the total outstanding Questar common stock or own Questar securities with an aggregate tax basis of $1 million or more and that receive shares of QEP stock in the Distribution to attach to their U.S. federal income tax return for the year in which shares of QEP stock are received a detailed statement setting forth certain specified information related to the Distribution. Within a reasonable period of time after the Distribution, Questar will provide its shareholders who receive QEP common stock pursuant to the Distribution with the information necessary to comply with such requirement. Questar shareholders should consult their tax advisors regarding these tax reporting requirements.

EACH QUESTAR SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Risk Factors

In addition to the risk factors set forth in Questar’s most recent Annual Report on Form 10-K, investors should carefully consider each of the following risk factors, the cautionary statements referred to in “Forward-Looking Statements” below, and all of the other information set forth in this Form 8-K. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting Questar in both of these categories of risks. However, the risks and uncertainties our company faces are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of QEP common stock could decline.

Risks Relating to the Separation

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from QEP.

We may not be able to achieve the full strategic and financial benefits that we expect will result from our separation from QEP or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will regard our corporate structure as clearer and simpler than our current corporate structure or place a greater value on our company as a stand-alone company than on our businesses combined with QEP. As a result, in the future the aggregate market price of our common stock and QEP common stock as separate companies may be less than the market price per share of our common stock had the separation and distribution not occurred.

The Distribution could result in significant tax liability.

We have received a private letter ruling from the IRS, that the Distribution will qualify for tax-free treatment under Code Sections 355 and 368(a)(1)(D). In addition, we intend to obtain an opinion from Latham & Watkins LLP that the Distribution will so qualify. Although our board of directors may waive the condition of receiving this opinion, we do not intend to complete the Distribution if it has not obtained an opinion from Latham & Watkins LLP that the Distribution will qualify for tax-free treatment under Code Sections 355 and 368(a)(1)(D).

The IRS ruling and the opinion will rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of Questar’s and QEP’s business, and neither the IRS ruling nor the opinion will be valid if such representations, assumptions and undertakings are incorrect. Moreover, the IRS private letter ruling does not address all the requirements for determining whether the Distribution will qualify for tax-free treatment, and the opinion, which does address all the requirements, is not binding on the IRS or the courts. Notwithstanding the IRS private letter ruling and opinion, the IRS could determine that the Distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling.

If the Distribution and certain related transactions fail to qualify for tax-free treatment, Questar would be subject to tax as if it had sold the common stock of QEP in a taxable sale for its fair market value, QEP would be subject to tax as if it had sold the common stock of Wexpro in a taxable sale for its fair market value and QEP’s initial public shareholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of QEP common stock that was distributed to them. Under the Tax Matters Agreement, QEP may be required to indemnify Questar against all or a portion of the taxes incurred by Questar and QEP in the event the Distribution and certain related transactions were to fail to qualify for tax-free treatment under the Code.

Questar’s executive officers and some of its directors may have or may hold equity awards which may create, or may create the appearance of, conflicts of interest.

Certain Questar directors and executive officers currently own shares of Questar common stock, options to purchase shares of Questar common stock and restricted shares of Questar common stock. Upon the Distribution, these options and restricted stock awards will be converted into options and restricted stock awards, respectively, based in part on Questar common stock and in part on QEP common stock. Accordingly, following the Distribution, these officers and directors will own shares of both Questar and QEP common stock and/or hold options and restricted stock awards based on shares of common stock of both Questar and QEP. The individual holdings of common stock, options and restricted stock awards based on common stock of QEP may be significant for some of these persons compared to these persons’ total assets. Ownership by Questar’s officers, after the separation, of common stock, options and restricted stock awards based on common stock of QEP may create, or may create the appearance of, conflicts of interest when these officers are faced with decisions that could have different implications for Questar than the decisions do for QEP. Additionally, after the separation, Keith O. Rattie will serve as the chairman of the board for both QEP and Questar.

Additional Information

We file annual, quarterly, and current reports with the SEC. QEP has also filed a Registration Statement on Form 8-A with the SEC with additional information regarding the shares of QEP common stock that Questar shareholders will receive in the Distribution. These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Investors can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Questar.

Investors can also access financial and other information via our website at www.questar.com. Questar makes available, free of charge through the website copies of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to such reports and all reports filed by executive officers and directors under Section 16 of the Exchange Act reporting transactions in QEP securities. Access to these reports is provided as soon as reasonably practical after such reports are electronically filed with the SEC. Information contained on or connected to Questar’s web site which is not directly incorporated by reference into Questar’s Annual Report on Form 10-K should not be considered part of this report or any other filing made with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements by Questar of expectations, anticipations, beliefs, plans, intentions, targets, estimates, or projections and similar expressions relating to the future are forward-looking statements within the meaning of these laws. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Further, there can be no assurance as to the timing of the contemplated QEP spin-off, whether it will ultimately be structured as a spin-off, or whether it will be completed. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of Questar’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

2.1	Separation and Distribution Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

3.1	First Amendment to Amended and Restated Bylaws of the Company, effective June 14, 2010.

10.1	Employee Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.2	Tax Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.3	Transition Services Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.4	Separation Agreement between Questar Corporation and Keith O. Rattie, approved June 14, 2010

99.1	Release issued June 14, 2010 by Questar Corporation

99.2	Questar Corporation Notice to Directors and Officers regarding Blackout Period

99.3	Questar Corporation Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION
(Registrant)
June 15, 2010
/S/ RICHARD J. DOLESHEK
Richard J. Doleshek
Executive Vice President and
Chief Financial Officer

List of Exhibits:

Exhibit No.	Exhibit

2.1	Separation and Distribution Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

3.1	First Amendment to Amended and Restated Bylaws of the Company, effective June 14, 2010.

10.1	Employee Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.2	Tax Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.3	Transition Services Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.4	Separation Agreement between Questar Corporation and Keith O. Rattie, approved June 14, 2010

99.1	Release issued June 14, 2010 by Questar Corporation

99.2	Questar Corporation Notice to Directors and Officers regarding Blackout Period

99.3	Questar Corporation Unaudited Pro Forma Condensed Consolidated Financial Information